Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-176132) pertaining to the Tesoro Corporation Thrift Plan of our report dated June 11, 2014, with respect to the financial statements of the Tesoro Corporation Thrift Plan included in this Annual Report Form 11-K for the Plan year ended December 31, 2014.

/s/ WEAVER AND TIDWELL, L.L.P.

San Antonio, Texas
June 24, 2015